SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   October 26, 2008

MagneGas Corporation
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	26-0250418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Rainville Rd Tarpon Springs, FL 34689	34689
(Address of principal executive offices)	(Zip Code)

(Former name, former address, if changed since last report)

(727) 934-9593
 (ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 26, 2008, MagneGas Corporation (the “Company”), entered into an agreement (the “Agreement”) with Boca Bio-Fuels, Inc (“Boca”) of Smyrna, GA.  The parties entered into the Agreement, among other things, to define exclusive marketing territory (the Territory”).

The Company wishes to appoint the Boca as its authorized exclusive distributor for the welding and cutting Customers in the Territory and Boca wishes to accept such appointment.  The Company and Boca have entered into this document to record the terms of their agreement.

Boca acknowledges that it is a commercial buyer and that it is not a consumer and that it is buying the Products (MagneGas Industrial Gas for metal cutting and welding) for the purpose of re-sale or supply on its own account to its customers.  The Company has appointed Boca as the exclusive distributor of the Products to the customers in the Territory of the greater Atlanta area, on the terms set out in the Agreement.

The Agreement specifies the product (“Gas”) market exclusively to the metal cutting and welding market.  It does not include all other markets for the Gas including the automotive market, natural gas market, industrial gas market, propane market, machinery power market or any other market in which the gas is not directly used for metal cutting and welding.

The Territory consists of the Greater Atlanta Area (meaning the City of Atlanta, Georgia and all territory within 60 miles of the City of Atlanta, Georgia).

The terms of this Agreement are for a one year period from the date of  the Agreement, renewable by both parties and shall automatically renew annually providing provided the minimum average monthly purchase (the “Minimum”) is met.  The Minimum will be required in order for Boca to retain exclusive to the Territory. Minimum averages are set, as follows:

Year	Average Minimum Cylinders	Price per Cylinder
Year 1	100	$30.00
Year 2	250	TBD
Year 3 & thereafter	TBD	TBD

Cylinder is defined as 200 Cu. Ft., terms are FOB Factory, net 30 days payment.  Price per cylinder may change with 30 days written notice to Boca.

A copy of the Agreement is attached as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits

a)	Not applicable.
b)	Not applicable.
c)	Not applicable.
d)	Exhibits:
	NUMBER	EXHIBIT
	10.1	Distribution agreement: MagneGas Corporation and Boca Bio-Fuels, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MagneGas Corporation

Dated: October 29, 2008	/s/ Dr. Ruggero Maria Santilli
Dr. Ruggero Maria Santilli
Chief Executive Officer

Dated: October 29, 2008	/s/ Luisa Ingargiola
Luisa Ingargiola
Chief Financial Officer